Exhibit 99.1

Overview Financial Statements

LifeWatch AG

Consolidated Balance Sheets

USD in thousands	December 31 2016	December 31 2015
Assets

Current assets
Cash and cash equivalents	21,376	7,400
Accounts receivable, net (note 12a)
Trade	12,107	11,580
Other	1,877	1,695
Inventories (note 12b)	1,111	1,750
Total current assets	36,471	22,425

Other non-current assets
Marketable securities (note 12c)	—	52
Severance pay funded (note 8)	25	25
Prepaid expenses and deposits	856	870
Investment in Affiliated Company (note 5b)	2,174	—
Total other non-current assets	3,055	947

Deferred income taxes (note 11d)	17,399	*19,160
Property plant and equipment, net (note 4)	18,361	16,348
Goodwill (note 2f)	14,976	15,859
Intangible assets, net (note 6)	1,695	4,581

TOTAL ASSETS	91,957	79,320

* Reclassified (note 2h5, 11d)

The accompanying notes are an integral part of these consolidated financial statements.

USD in thousands	December 31 2016	December 31 2015

Liabilities and shareholders’ equity

Current liabilities
Current portion of long-term loans and other liabilities (note 7a)	2,897	6,508
Accounts payable and accruals
Trade	5,730	7,733
Provision for settlement (note 3)	12,975	22,284
Other (note 12d)	11,480	13,686
Total current liabilities	33,082	50,211

Non-current liabilities
Loans and other liabilities, net of current maturities (note 7)	1,007	1,616
Accrued expenses	463	797
Obligation to affiliate (note 5b)	—	155
Accrued severance and other benefits (note 8)	475	776
Total non-current liabilities	1,945	3,344

Commitments, contingent liabilities and pledges (note 9)
Total liabilities	35,027	53,555

Shareholders’ equity (note 10):
Paid-in share capital including premium (ordinary shares of CHF 1.30 par value; issued and paid: 18,477,869 shares and 13,473,550 shares at December 31, 2016 and 2015, respectively)	194,669	150,422
Accumulated deficit	(137,248)	(123,846)
Accumulated other comprehensive loss	(463)	(765)
Capital reserve	70	70
Treasury shares (13,125 and 15,625 shares at December 31, 2016 and 2015)	(98)	(116)

Total shareholders’ equity	56,930	25,765

Total liabilities and shareholders’ equity	91,957	79,320

The accompanying notes are an integral part of these consolidated financial statements.

LifeWatch AG

Consolidated Statements of Operations

USD in thousands (except share and per share data)	2016	2015	2014
Revenues (note 16):
Services revenue, net	114,382	87,561	96,126
Sales of systems (note 16a)	(550)	1,067	2,345
Total revenues	113,832	88,628	98,471

Cost of revenues
Cost of services	51,313	48,115	42,024
Cost of sales of systems	5,779	2,922	3,263
Total cost of revenues	57,092	51,037	45,287
Gross profit	56,740	37,591	53,184

Operating expenses
Research and development expenses (note 2k)	5,658	4,140	5,562
Selling and marketing expenses	21,098	18,796	22,682
General and administrative expenses	31,941	26,316	25,139
Legal settlements and other (income) expenses, net (note 3)	5,715	—	(499)
Total operating expenses	64,412	49,252	52,884

Operating (loss) income	(7,672)	(11,661)	300
Financial expenses, net (note 12e)	(1,377)	(3,924)	(484)
Other (expenses) income, net	(17)	(32)	(4)
(Loss) before taxes	(9,066)	(15,617)	(188)
Tax benefit (expense) (note 11)	(2,724)	4,459	(2,540)
Share in losses of affiliate company	(1,612)	(790)	—
Net (loss) income	(13,402)	(11,948)	(2,728)

(Loss) per share (note 2m)
Basic	(0.855)	(0.891)	(0.205)
Diluted	(0.855)	(0.891)	(0.205)
Weighted average number of shares outstanding used in computation of (loss) per share (in thousands, note 2m):
Basic	15,680	13,411	13,325
Diluted	15,680	13,411	13,325

The accompanying notes are an integral part of these consolidated financial statements.

LifeWatch AG

Consolidated Statements of Comprehensive (Loss) Income

USD in thousands	2016	2015	2014
Net (loss)	(13,402)	(11,948)	(2,728)

Other comprehensive income (loss):
Actuary income (loss) from pension fund	302	(328)	(266)

Comprehensive loss	13,100	12,276	2,994

The accompanying notes are an integral part of these consolidated financial statements.

LifeWatch AG

Consolidated Statements of Changes in Shareholders’ Equity

USD in thousands	Number of shares (in thousands)	Paid in share capital including premium	Warrants	Accumulated deficit	Capital reserve	Accumulated other comprehensive loss	Treasury shares	Total
Balance at January 1, 2014	13,238	147,024	1,063	(109,170)	70	(171)	(370)	38,446
Changes during 2014:
Net loss				(2,728)				(2,728)
Other comprehensive loss						(266)		(266)
Issuance of shares in respect of exercise of options granted to employees	193	1,040						1,040

Issuance of shares in respect of exercise of warrants granted to service providers	17	100						100

Stock-based compensation for board members		254						254

Stock-based compensation expenses related to options granted to employees		25						25

Compensation expenses due to issuance of warrants to service providers			12					12

Cancellation of warrants		1,075	(1,075)					—
Balance at December 31, 2014	13,448	149,518	—	(111,898)	70	(437)	(370)	36,883
Changes during 2015:
Net loss				(11,948)				(11,948)
Other comprehensive loss						(328)		(328)
Treasury shares		142					254	396
Issuance of shares in respect of exercise of options granted to employees	25	229						229

Stock-based compensation for board members		532						532

Stock-based compensation expenses related to options granted to employees		1						1
Balance at December 31, 2015	13,473	150,422	—	(123,846)	70	(765)	(116)	25,765
Changes during 2016:
Net loss				(13,402)				(13,402)
Other comprehensive income						302		302
Common stock issued	4,994	44,214						44,214

Issuance of shares in respect of exercise of options granted to employees	10	33					18	51
Balance at December 31, 2016	18,477	194,669	—	(137,248)	70	(463)	(98)	56,930

The accompanying notes are an integral part of these consolidated financial statements.

LifeWatch AG

Consolidated Statements of Cash Flows

USD in thousands	2016	2015	2014
Cash flows from operating activities	(13,402)	(11,948)	(2,728)
Net loss
Adjustments required to reconcile net (loss) income to net cash provided by (used in) operating activities:
Share in affiliate losses	1,612	790	—
Depreciation and amortization	9,817	8,041	5,649
Changes in deferred income taxes	1,761	(4,545)	1,637
Compensation expenses charged in respect of options and warrants granted to employees and service providers	—	—	37
Write-off of INR	1,715
Write-off of intangible assets	2,393	—	—
Write-off of marketable securities	52	—	—
Change in accrued severance pay	—	87	(12)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable,including non-current portion
Trade	(527)	(2,292)	1,585
Other	(168)	1,351	336
Decrease in inventories	639	223	37
(Decrease) increase in accounts payable and accruals:
Provision for settlement	(9,309)	13,911	(1,905)
Trade	(2,003)	1,105	1,324
Other	(2,219)	3,243	(1,871)
Net cash (used in) provided by operating activities	(9,639)	9,966	4,089

Cash flows from investing activities
Purchase of fixed assets	(8,492)	(8,402)	(6,174)
Investment in intangible assets	(894)	(2,231)	(1,339)
Acquisition of business (see next page)	—	(1,500)	—
Investment and loans to affiliated company	(3,941)	(635)	—
Restricted bank deposit	—	780	32
Net cash used in investing activities	(13,327)	(11,988)	(7,481)

Cash flows from financing activities
Common stock issued	44,214	—	—
Issuance of shares in respect of exercise of employee and service providers stock options	51	229	1,140
Proceeds from sale of treasury shares	—	396	—
Proceeds from loans undertaken	1,246	—	1,298
Short-term credit from banks and other	(4,000)	4,000	—
Repayment of long term loans and capital lease obligations	(4,568)	(2,290)	(1,942)
Net cash provided by financing activities	36,942	2,335	496

Translation differences on cash balances of subsidiaries	—	—	(153)
Increase (decrease) in cash and cash equivalents	13,976	313	(3,049)
Balance of cash and cash equivalents at beginning of year	7,400	7,087	10,136
Balance of cash and cash equivalents at end of year	21,376	7,400	7,087

LifeWatch AG

Consolidated Statements of Cash Flows

USD in thousands	2016	2015	2014
Acquisition of business (see note 5a):

Assets and liabilities at the date of acquisition:
Account receivable	—	6	—
Account payables and other liabilities	—	(99)	—
Goodwill arising from acquisition	—	883	—
Other intangible assets arising from acquisition	—	1,030	—
Earn-out provision	—	(320)	—
Cash paid	—	1,500	—

USD in thousands	2016	2015	2014
Supplementary disclosure of cash flow information
Interest paid, net	887	274	323
Income taxes paid	803	92	444

Supplementary disclosure of non-cash activities
Capital leases of fixed assets	3,102	1,041	2,338

The accompanying notes are an integral part of these consolidated financial statements.

LifeWatch AG

Notes to the Consolidated Financial Statements

Note 1

Formation and Business of the Company

LifeWatch AG (the “Company”) was incorporated in July 2001, under the name “Remmedtech AG”. On August 14, 2001, the Company changed its name to “Card Guard AG”. The Company was incorporated in order to become the parent company of Card Guard Scientific Survival Ltd. and its subsidiaries. On May 26, 2009, the Company changed its name to “LifeWatch AG” and in June 2012, Card Guard Scientific Survival Ltd. changed its name to LifeWatch Technologies Ltd (hereafter — “LWT” or the “Israeli Company”).

The Company’s shares are traded on the main Board of SIX- Swiss Exchange (hereafter — the “SIX”) since October 29, 2001. On December 31, 2016, the Company’s closing share price was CHF 10.25 ($10.04).

The Company and its subsidiaries provide monitoring services and develop, manufacture and market advanced telehealth systems for high-risk and chronically ill patients. For segment information, see note 16.

On November 9, 2015, the Company entered into a Stock Purchase Agreement (SPA) to acquire 100% of FlexLife Health Inc., an Ohio corporation (hereafter — “FlexLife”). FlexLife offers international normalized ratio (INR) monitoring services via a proprietary web-based digital health platform, see note 5a. In January 2017, the Company announced its decision to cease INR service for commercial business reasons effective February 20, 2017. See notes 5a and 17a.

In July 2015, the Company established a Joint Venture with IKSIR TEKNOLOJI SAGLIK VE KIMYA SAN. ve TIC. A.S. (hereafter —“JV partner”), a company located in Ankara, Turkey, to provide digital health solutions in the Turkish market. The Company transferred shares of LifeWatch Mobile Switzerland AG to the JV partner and recorded the transaction in the share register of LifeWatch Mobile Switzerland AG. In October 2015, LifeWatch Mobile Switzerland AG was renamed LifeWatch Turkey Holding AG. See note 5b.

In November 2015, LifeWatch Saglik Hizmetleri Anonim Sirketi, the Turkish affiliated company which is wholly owned by Lifewatch Turkey Holding AG and is the entity that will conduct business operations, was established and registered in Ankara, Turkey.

Note 2

Significant Accounting Policies

a.     General

The significant accounting policies, applied on a consistent basis are as follows:

1)    Accounting principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), applied on a consistent basis, unless otherwise indicated below. All amounts are presented in United States dollars ($ or USD) in thousand unless otherwise stated. The par value of capital stock is denominated in Swiss francs.

2)    Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates. As applicable to these consolidated financial statements, the most significant estimates are assumptions related to revenue and receivables allowances, deferred taxes, contingencies and valuation of goodwill and other intangibles.

3)    Functional currency

The currency of the primary economic environment in which the operations of the Company and most of its subsidiaries are conducted, is U.S. dollars. Thus, the functional and reporting currency of the Company and most of the subsidiaries is the U.S. dollar.

Balances in non-dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of operations, the following exchange rates are used: (i) for transactions: exchange rates at transaction dates or average period rates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, changes in inventories, etc.) historical exchange rates. The resulting currency exchange effects are reported as financial income or expenses, as appropriate.

The financial statements of subsidiaries whose functional currency is their respective local currency are translated into U.S. dollars as follows: assets and liabilities are translated using the year-end rate of exchange; results of operations are translated at average exchange rates during the year or at exchange rates at transaction dates if average rate is not a reasonable estimation. The resulting aggregate translation adjustments are reported in shareholders’ equity as a component of “accumulated other comprehensive loss”.

4)    Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (see note 18). Intercompany balances and transactions have been eliminated. Profits from intercompany transactions not yet realized outside the Company have also been eliminated.

The Company includes the results of operation of acquired business from the date of acquisition.

5)    Investee companies

Investments in entities in which the Company has a significant influence, but does not control, are accounted for using the equity method and included within other non-current assets. Under the equity method, the Company generally recognizes its proportionate share of comprehensive income or loss of the entity. The Company also reviews these investments for impairment whenever events indicate the carrying amount may not be recoverable. Impairments on investee companies are recorded in the income statement under share in losses of affiliate company.

6)    Basis of presentation

The consolidated financial statements include the accounts of the Company and those of the subsidiaries that it controls due to ownership of a majority voting interest. The Company uses the voting interest entity model and the variable interest entity model (VIEs) to evaluate the inclusion of affiliate financial results using the consolidation or the equity method. The Company’s share of earnings or losses of nonconsolidated affiliates is included in its consolidated operating results using the equity method of accounting when it is able to exercise significant influence over, but does not control, the operating and financial decisions of the affiliate.

7)    Reclassification

Certain comparative figures have been reclassified to conform to the current year presentation.

b.     Cash and cash equivalents

The Company considers all highly liquid investments, which include short-term bank deposits and petty cash (up to three months from the date of deposit) that are not restricted as to withdrawal or use, to be cash equivalents.

c.      Inventories

Inventory is stated at the lower of cost or market. Cost is determined using the weighted average basis. Inventory costs include direct materials, direct labor costs and manufacturing overhead.

Allowances are established to reduce the cost of excess and obsolete inventories to their estimated realizable value based on historical information and estimates of excess quantities and obsolescence on a product-by-product basis.

d.     Marketable securities

Investments in marketable securities that are to be held to maturity are stated at amortized cost with the addition of computed interest accrued as of the balance sheet date (such interest represents the computed yield on cost from acquisition to maturity). Interest and amortization of premium or discount for debt securities are reported as financial income or expenses.

Investments in marketable securities that are held to maturity are stated at amortized cost, net of write-down for any decrease in value that is not of a temporary nature. The fair value of those investments is based on current value or estimated upon the occurrence of identified events or changes in circumstances that might indicate that a write down of the investments is needed.

During 2016, marketable securities in the amount of $52 thousand were written off (no write-offs were recorded in 2015).

As to the fair value of marketable securities, see note 12c.

e.      Property plant and equipment

Property plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives as follows

Asset	years
Manufacturing and peripheral equipment	3-15
Office furniture and equipment	7-15
Monitoring units	2-5
Motor vehicles	7

Leasehold improvements are amortized using the straight-line method over the shorter of the term of the lease and the estimated useful life of the improvements.

Property plant and equipment, mainly monitoring units, that are leased by the Company under capital leases are classified as Company assets and are recorded at the inception of the lease, at the lower of the assets’ fair value or the present value of the minimum lease payments (not including the financial component).

f.       Goodwill and intangible assets

Intangible assets

Intangible assets includes capitalized software costs for internal and external use, acquired technology, licensing agreement, customer list, patents and rights of use and other intangible assets (see note 6).

Assets that represent acquired technology and patents are stated at cost. The intangible assets, except for capitalized software costs, are amortized using the straight-line method over their estimated useful lives (5 to 8 years).

Software costs for internal use

Costs directly attributable to the development of computer software for internal use are capitalized under standard ASC 350-40 as intangible assets when the preliminary project stage is completed, the Company has an intention and ability to complete the project and the software will be used to perform the function intended. Such costs include external direct costs of services and payroll and payroll-related costs of employees directly involved in the project and related to software only. Software costs that do not meet capitalization criteria are expensed when incurred.

Capitalization will cease no later than the point at which a computer software project is substantially completed and the software is ready for its untended use, that is, after all substantial testing is completed.

Software costs for external use

Costs directly attributable to the development of computer software for external use (costs of software to be sold, leased, or marketed) are capitalized under standard ASC 985-20 as intangible assets when technological feasibility of the project has been established and all research and development activities for the other components of the product or process have been completed. Such costs include external direct costs of services and payroll and payroll-related costs of employees directly involved in the project and related to software only. In addition, the Company capitalizes an allocated amount of indirect costs, such as overhead related to programmers and the facilities they occupy.

Capitalization of computer software costs will cease when the product is available for general release to customers.

Capitalized computer software costs are amortized using the straight-line method over a period of 3 to 5 years, unless the software is deemed to be unusable and then costs will be written-off within the current period.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination.

Goodwill is not amortized systematically, but instead the group tests goodwill for impairment at the reporting unit level on an annual basis or whenever circumstances change, which would indicate that impairment may have occurred. If the carrying value of goodwill exceeds its fair value, an impairment loss is recognized.

Goodwill impairment testing is a two-step process. The first step involves comparing the fair value of the Company’s reporting units to their carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. Step two calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

For purposes of step one, the fair value of the reporting unit is determined using the income approach, whereby the fair value is calculated based on the present value of estimated future cash flows, applying a discount rate. The cash flow projections are based on revenues and expenses included in the current operating plan as well as a terminal value. The cash flow projections require significant estimates and judgments for variables such as selling price, number of enrollments, sales growth, operating costs, capital expenditures and market and economic conditions. The discount rate represents management’s estimate of the weighted average cost of capital, considering the capital structure of the Company and external industry data. For 2016, the discount rate was 13.5%. The fair value exceeded book value by approximately 36.3%. A one percentage increase in the discount rate would reduce the calculated fair value by approximately 10.0%. A one percentage decrease in the terminal value growth rate would reduce the calculated fair value by approximately 4.4%.

Pursuant to the Company’s decision to cease INR service, a goodwill impairment of $883 thousand was recorded in the financial statements for the year ended December 31, 2016. No goodwill impairment was recorded in 2015 and 2014.

g.      Impairment of long-lived assets

The Company tests long-lived assets, including definite lived intangible assets, for impairment, whenever events or circumstances present an indication of impairment. When required, the Company records charges for impairment of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets. Pursuant to the Company’s decision to cease INR service, the long-lived assets of FlexLife were impaired and a write-off of $358 thousand was recorded in the financial statements for the year ended December 31, 2016. No impairment losses were recorded in 2015 and 2014.

h.     Deferred income taxes

1)    Deferred income taxes are determined by the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax basis of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided when it is more likely than not that all or a portion of the deferred income tax assets will not be realized. See note 11d for additional information regarding the composition of the deferred taxes.

2)    Upon the distribution of dividends from tax-exempt income of “Approved Enterprises” (see also note 11b (1)), the amount distributed will be subject to tax at the rate that would have been applicable had the Israeli Company not been exempt from payment thereof. The Company intends to permanently reinvest the amounts of tax-exempt income and does not intend to cause distribution of such income as dividends. Therefore, no deferred income taxes have been provided in respect of such tax-exempt income.

3)    The Company may incur an additional tax liability in the event of an intercompany dividend distribution from foreign subsidiaries; no additional deferred income taxes have been provided, since it is the Company’s policy and intention not to distribute dividends in the foreseeable future.

4)    Taxes that would apply in the event of disposal of investments in foreign subsidiaries have not been taken into account in computing deferred income taxes, as it is the Company’s policy to hold these investments, and not to realize them.

5)    Deferred tax assets and liabilities are classified as noncurrent based on early adoption ASU 2015—17 simplifying the presentation of deferred income taxes.

i.   Income tax uncertainties

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on the two-step process prescribed by applicable accounting principles. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires the Company to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires the Company to determine the probability of various possible outcomes. The Company reevaluates these uncertain tax positions. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

j.        Revenue recognition

The Company’s revenue is derived from rendering services and sale of its systems. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery does not occur until services have been provided to the customer or products have been delivered, title has passed to the customer and risk of loss has transferred.

For services provided to patients, the Company principally receives payment from third party payers, such as Medicare, and various medical insurance providers rather than individual customers. The Company records a contractual allowance reserve to account for potential differences in the amount billed and the amount expected to be received from the payer. The Company uses historical information to estimate the contractual allowance. These adjustments are recorded as a reduction of revenue at the time of sale. Accounts receivable are recorded at the invoice amount less these contractual adjustments.

The Company also reduces revenue for product returns and service issues. Revenue is recognized only if these estimates can be reliably determined. The Company bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue is recognized as follows:

1)    Services revenue

The Company’s primary service offerings are cardiac monitoring.

The Company provides cardiac services using six types of monitors: Mobile Cardiac Telemetry (MCT), MCT Patch, Event, Holter, INR and Pacemaker. MCT, MCT Patch and Event monitors are generally worn by the patient for a period of mainly 21 and 30 days, respectively, and revenue for these services is recognized on a straight-line basis over this period (the “wear” period). Straight-line revenue recognition is used because the MCT, MCT Patch and Event monitoring results are delivered to physicians throughout the wear period, the monitoring is continuous during the period, and no other discernible pattern of delivery exists. Holter monitoring services are recognized at the end of the wear period at the time the results are communicated to the physician. The INR monitoring service revenue is recognized upon the completion of four INR blood measurements, not exceeding one test per week. The Pacemaker monitoring service does not require a wear period, and the revenue is recognized at the time the service is performed. MCT, MCT Patch, Event, Holter and Pacemaker services are not typically provided to the same patient at the same time.

The Company’s services are generally billed in advance and, where appropriate for MCT, MCT Patch and Event, revenue recognition is deferred and included within “Accounts payable and accruals” in the accompanying consolidated balance sheets.

Billings for services reimbursed by third party payers, including Medicare and Medicaid, are recorded as revenues net of allowances for differences between amounts billed and the estimated receipts from such payers. Adjustments to the estimated receipts, based on final settlement with the third party payers, are recorded upon settlement. If the Company does not have enough historical information regarding the collectability of the agreed proceeds for services or products, revenue is recorded on a cash basis.

Adjustments to the estimated proceeds, based on final settlement with the third party payers, are recorded upon settlement (see also note 9c).

2)    Sale of systems

Revenues from sales of systems are recognized when an arrangement (usually in the form of a purchase order) exists, delivery has occurred, title has passed to the customer, the Company’s fee is fixed or determinable and collectability is reasonably assured.

k.     Research and development

Research and development expenses are charged to the statement of operations as incurred except when software costs are capitalized for internal or external use. (See note 2f.)

l.         Allowance for doubtful accounts

For the sale of systems, the allowance for doubtful receivables is determined on the basis of rates that change according to the age of the customers’ balances and specific receivables doubtful of collection.

The Company makes judgments as to its ability to collect its receivable balances. The Company uses historical information to estimate the allowance for doubtful accounts. These provision amounts are reflected in general and administrative expenses.

m. Basic and diluted net income (loss) per share

Basic net income (loss) per share is computed based on the weighted average number of ordinary shares outstanding during each year (net of treasury shares). Diluted net income per share includes the potential effect of stock option and warrants outstanding during the year, in accordance with ASC 260 “Earnings per Share”, using the treasury stock method.

The table below sets forth the weighted average number of shares used in the calculation of basic and diluted loss per share.

In thousands	2016	2015	2014
Net loss attributed to LifeWatch AG	(13,402)	(11,948)	(2,728)
Weighted average number of shares used in computation of diluted loss per share	15,680	13,411	13,325
Loss per common share:
Basic	(0.855)	(0.891)	(0.205)
Diluted	(0.855)	(0.891)	(0.205)

n.     Stock-based compensation

The Company accounts for employee’s share-based payment awards classified as equity awards using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period, net of estimated forfeitures. The Company estimates forfeitures based on historical experience and anticipated future conditions.

The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule using the straight-line method over the requisite service period for the entire award.

o.     Comprehensive income (loss)

The Company’s comprehensive income (loss) consists of actuarial pension funds income (loss), which is presented net of income taxes.

p.     Treasury shares

Company shares held by the Company are presented as a reduction of shareholders’ equity at their cost to the Company.

q.     Concentration of credit risk

The majority of cash and cash equivalents as of December 31, 2016 and 2015 were deposited with large bank corporations. The marketable securities held by the Company are mainly corporate bonds. The Company believes that the credit risk relating to those balances is low.

Accounts receivable from third party payers potentially expose the Company to credit risk. The Company generally does not require collateral or other forms of security and maintains an allowance for potential credit losses. Management believes this risk is limited due to the large number of doctors and patients that comprise the Company’s customer base, supported by a large number of insurance companies — see note 16c.

The Company recorded sufficient allowance for doubtful accounts. As to revenue generated from principal customers in 2016, 2015 and 2014 see note 16c.

r.        Fair value of financial instruments

The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1

Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2

Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3

Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

s.       Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management assesses such contingent liabilities and estimated legal fees, if any, and accrues for these costs. Such contingencies are recorded as accrued expenses in the financial statements of the Company. Such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s management evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

t.        Recently issued accounting guidance not yet adopted

1.     In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers”. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued several amendments to the standard, including clarification on accounting for licenses of intellectual property and identifying performance obligations. Early adoption is possible for reporting periods beginning January 1, 2017. The Company is still evaluating the potential impact of ASU 2014-09 on its financial statements.

2.     In February 2016, the FASB issued Accounting Standards Update intended to improve financial reporting about leasing transactions. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU will require both types of leases to be recognized on the balance sheet. The ASU on leases will take effect for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 (early adoption will be permitted). The Company is still evaluating the potential impact of the guidance on its financial statements.

Note 3

Legal settlements and other

During 2016, expenses associated with legal settlements and other included legal settlements expenses of $3.754 million on a net basis, other expenses of $1.811 million for the write of INR business assets and $0.150 million for legal fees (see also note 5).

During 2016, the preliminary settlement of the case of United States, et. al., ex. rel. Cieszynski v. LifeWatch Services, Inc. (qui tam action) was agreed. This case contained allegations related to billing processes for clinical services provided off shore and was filed against LifeWatch in May 2013. While LifeWatch vehemently denies any wrongdoing, the Company nonetheless agreed to a settlement to eliminate any possible unknown exposure and to allow LifeWatch to focus on the future rather than the past. The Relator (whistleblower) and LifeWatch settled the case for $12.75 million pending final approval by the United States Federal Government. Final approval was received in March 2017 and the settlement amount was paid in full — see note 17d.

During 2015, the Company initiated an arbitration process to settle an overpayment claim by an insurance company and counter claim by the Company for unpaid services. Arbitration occurred in August 2015 and in March 2016, an arbitrator from the International Centre for Dispute Resolution issued a material adverse decision against LifeWatch Services Inc., relating to its dispute with a private health insurer over billing and payment practices. The arbitrator found LifeWatch Services Inc. liable for damages for the years 2009 — 2010 in the approximate amount of $18.7 million plus 6% per annum simple pre-judgement interest from January 2013. This amount was reduced by approximately $0.7 million in offsets which were previously taken for a net amount of settlement for $18 million, which was recorded as a reduction of service revenue on the consolidated statement of operations and a current liability under provision for settlement on the consolidated balance sheets as of December 31, 2015. In 2016, the Company renegotiated the case with the insurance company with a reduced award of $13 million. As part of the settlement the Company dismissed the insurance company from another pending case.

During 2014, costs associated with legal settlements and other include the net effect of income from reduction of provision for legal settlements of $750 thousand and expenses related to the re-organization process which the Company made following a change of management of the Company in the beginning of 2014 of $251 thousand.

During 2011, LifeWatch Services Inc. was under a civil investigation by U.S. Office of Inspector General (OIG) and U.S. Department of Justice (DOJ) regulatory bodies that audit Medicare and TriCare payments. LifeWatch Services, Inc. cooperated fully with the OIG and the DOJ throughout the investigation. According to the final settlement agreement, the Company was required to pay the United States Department of Treasury the sum $18.5 million plus interest accrued at the rate of 1.625% per annum from October 20, 2011, over six years. During 2016, the final installment of this settlement agreement was paid in full.

The provision for settlement as of December 31, 2016 and December 31, 2015 is $12,975 thousand and $22,284 thousand, respectively.

Note 4

Property plant and equipment, net

a.     Composition of property plant and equipment, grouped by major classifications, is as follows:

USD in thousands	December 31, 2016	December 31, 2015
Cost:
Manufacturing and peripheral equipment	13,333	13,175
Office furniture and equipment	3,303	3,136
Monitoring units	31,264	27,237
Motor vehicles	17	17
Leasehold improvements	1,839	1,600
Subtotal	49,756	45,165
Less — accumulated depreciation and amortization	31,395	28,817
Property plant and equipment, net	18,361	16,348

b.     Depreciation expenses totaled $9,234 thousand, $8,005 thousand and $5,643 thousand in 2016, 2015 and 2014, respectively.

c.      Property plant and equipment as of December 31, 2016 and 2015 include assets, mainly monitoring units, leased under capital lease agreements (see note 7), in the amount of approximately $5,424 thousand and $6,546 thousand, respectively, and the accumulated depreciation in respect of those assets is $3,479 thousand and $3,918 thousand in 2016 and 2015, respectively.

Note 5

Investments

a.     Acquisition of FlexLife Health Inc.

Impairment of FlexLife Health Inc.

In January 2017, the Company announced its decision to cease offering remote INR patient monitoring for commercial business reasons effective February 20, 2017. INR services were added to the Company’s service offerings upon the acquisition of FlexLife during the year ended December 31, 2015 as described below. See note 17a.

The following table summarizes the write-off of the assets and liabilities that was recorded in the financial statements for the year ended December 31, 2016:

USD in thousands
INR devices	358
INR restructuring cost	96
Contingent consideration not earned	(320)
Customer list	131
Software Licensing Agreement	663
Goodwill	883
INR Total write-off	1,811

The write-off was recorded as legal settlements and other expenses in the consolidated statement of operations.

Summary of acquisition

On November 9, 2015, the Company entered into a Stock Purchase Agreement (the “FlexLife Acquisition”) to acquire 100% of the issued and outstanding voting capital of FlexLife Health Inc., an Ohio corporation (FlexLife). FlexLife offers INR (international normalized ratio) monitoring services via a proprietary web-based digital health platform. Monitoring of the INR is essential for patients taking anticoagulant drugs, which pose a risk of bleeding or clotting if dosing is not properly monitored.

Purchase consideration

The Company acquired FlexLife for a total purchase price of approximately $1.82 million, which was payable in $1.5 million of cash plus an estimated $0.32 million earn-out provision for the achievement of defined future revenue. The acquired assets met the definition of a business combination, and accordingly, was accounted for using the purchase method of accounting prescribed by ASC 805 — Business Combinations.

The following table summarizes the fair value of the assets acquired and liabilities assumed and resulting goodwill for the FlexLife Acquisition, as recorded in the Company’s financial statements for the period ended December 31, 2015:

USD in thousands	Acquisition fair value
Net assets acquired
Accounts receivable	6
Customer list	170
Software licensing agreement	860
Goodwill	883
Total assets acquired	1,919
Deferred tax liabilities	(99)
Total liabilities acquired	(99)
Net assets acquired	1,820

Revenue and profit consideration

Revenue of $87 thousand and $9 thousand was included in the Company’s financial statements for period ended December 31, 2016 and December 31, 2015 respectively.

Goodwill consideration

The Company identified the value of customers and the software licensing agreement as finite-lived intangible assets acquired as part of the FlexLife Acquisition, and accordingly, assigned five-year expected useful lives to each asset. Both of these assets were valued based on the projected net present value of future cash flows to be generated from these assets. Goodwill represents both expected synergies and intangible assets that do not qualify for separate recognition, and equals the excess of purchase price over the fair value of the identifiable and tangible assets (net of liabilities assumed) acquired.

b.     Joint Venture

In July 2015, the Company invested a capital contribution of $58 thousand for a 55% equity interest in a Joint Venture. In the initial agreement the Company agreed to provide cash financing to the Joint Venture, if necessary, until the Joint Venture becomes cash-flow positive, limited to CHF3 million. The financing was agreed to be provided as follows: share capital of CHF100 thousand, a loan of CHF1.9 million to LifeWatch Turkey Holding AG to be repaid within a 10 year period and a loan of CHF1 million to LifeWatch Saglik Hizmetleri A.S. to be repaid within a 3 year period.

During 2016, based on the updated timeline for the launch of monitoring services in Turkey, together with the revised budget and forecast of Joint Venture enrolments, operating performance and cash requirements, significantly more funding was required for the Joint Venture to reach breakeven and generate positive cash flows. Based on the developments that occurred, including a contract amendment signed on January 4, 2017, the Company reassessed its interest in the Joint Venture and determined that the financing of the Joint Venture has become a much more significant element and is considered the activity that most significantly affects the operating performance of the Joint Venture. Given the Company, as the sole funding source, has control over this activity, the Joint Venture will be consolidated beginning in 2017. As of December 31, 2016, the Company will provide, if necessary and provided that the updated budget and forecasts are met, the cash financing to the Joint Venture until the Joint Venture is cash flow positive.

As of December 31, 2016 the Company has financed the Joint Venture with a cumulative loan of $4,518 thousand. The Company has recorded 100% of the accumulated operating loss of the Joint Venture of $2,402 thousand since the Company is legally obligated by contract to fund the Joint Venture. The Company’s interest in the Joint Venture is recorded in the Company’s financial statements using the equity method of accounting.

Composition of the investment and loans to the Joint Venture is as follows:

USD in thousands	December 31, 2016	December 31, 2015
Initial equity investment in Joint Venture	58	58
Loan to Joint Venture	4,518	577
Total	4,576	635
Accumulated Joint Venture operating loss	(2,402)	(790)
Investment in (obligation to) affiliate	2,174	(155)

Note 6

Intangible assets, net

a.     Composition of intangible assets, grouped by major classifications, is as follows:

	Original amount December 31,		Amortizable balance December 31,
USD in thousands	2016	2015	2016	2015
Software cost for internal use	2,071	1,494	1,695	1,494
Software cost for external use (1)	—	2,076	—	2,076
Acquired technology and other intangible assets	680	680	—	—
Software licensing agreement (see note 5a) (2)	—	860	—	835
Customer list (see note 5a) (2)	—	170	—	165
Patents and rights of use	158	208	—	11
Total	2,909	5,488	1,695	4,581

Amortization expenses totaled $3,780 thousand (including write-off of $3,191 thousand, see (1) and (2) below), $36 thousand and $6 thousand in 2016, 2015 and 2014, respectively.

(1)    Pursuant to the Company’s decision to discontinue the development of the Vital Signs Patch (VSP) project, the capitalization of software cost for external use was discontinued and a write-off of $2,393 thousand was recorded in the financial statements for the year ended December 31, 2016.

(2)    Pursuant to the Company’s decision to cease INR service, the intangible assets of FlexLife were impaired and a write-off of $794 thousand was recorded in the financial statements for the year ended December 31, 2016. See also note 5a.

Estimated intangible asset amortization expenses for the years subsequent to December 31, 2016 are as follows:

Year	USD in thousands
2017	502
2018	502
2019 and thereafter	691
Total	1,695

b.     Capitalization of software development costs

According to U.S. GAAP the Company capitalized its development costs related to internal and external use projects.

The Company started to capitalize its software costs from the beginning of 2014.

The Company capitalized computer software costs for internal use in the amount of $577 thousand and $1,091 thousand in 2016 and 2015, respectively. The Company capitalized computer software costs for external use in the amount of $317 thousand and $1,140 thousand in 2016 and 2015, respectively. Starting in April 2016, the computer software for internal use was completed for its intended use and put into service. Therefore, the Company started to amortize costs capitalized using the straight-line method over a period of 3 years. As of December 31, 2016, amortization expenses of $376 thousand were recorded.

As mentioned in note 6a, in 2016, the Company decided to discontinue the development of the Vital Signs Patch (VSP) project and accordingly stopped capitalizing software costs for external use. A write-off of capitalized software costs associated with software for external use in the amount of $2,393 thousand was recorded as cost of sales of systems expenses in the consolidated statement of operations.

Amortization expenses totaled $376 thousand and $0 for in the years ended December 31, 2016 and December 31, 2015, respectively.

Note 7

Loans and other liabilities

a.     Composition of loans and liabilities are as follows:

USD in thousands	December 31, 2016	December 31, 2015
Loans from bank and other	—	4,000
Obligations under capital leases	3,904	4,124
Subtotal	3,904	8,124
Less — current maturities:
Loans from bank and other	—	4,000
Obligations under capital leases	2,897	2,508
Subtotal	2,897	6,508
Non-current bank loans and obligations under capital leases	1,007	1,616

b.     As of December 31, 2016, aggregate future minimum payments are as follows:

USD in thousands
2017	3,039
2018	894
2019	142
Total minimum payments	4,075
Less — amount representing interest	171
Present value of bank loans and capital lease obligations	3,904
Less — current portion	(2,897)
Long-term portion of bank loans and capital lease obligations	1,007

c.      Loans and other liabilities (net of current maturities) mature in the following years:

USD in thousands	Capital leases
2018	866
2019	141
Total	1,007

d.     Line of credit agreement

In February 2016, LifeWatch Services, Inc. entered into an amended and restated one year line and security agreement with a U.S. based financial institution. The restated agreement increased the maximum borrowings under the line of credit to $7.0 million and extended the maturity date to February 2, 2017. This agreement was in default from March until August 2016 with a frozen outstanding balance of $3 million. In August 2016, the Company resolved the default by paying the outstanding balance including interest in full and subsequently cancelled the agreement.

e.      Credit facility agreement

In January 2016, the Company entered into a $6.0 million credit facility with a Switzerland-based financial institution, which is intended to be used for and finance general corporate activities. The interest rate for all credit facility advances that are drawn by the Company is determined by the Bank and paid quarterly. The credit facility is collateralized with a $6.6 million first demand guarantee by the Company, and expires on June 30, 2017. As of December 31, 2016, this credit facility is available in full with no outstanding balance.

f.       Interest expense on loans from bank and other in 2016, 2015 and 2014 totaled $135 thousand, $37 thousand and $122 thousand, respectively.

g.      Obligations under capital leases are denominated in dollars and bear annual interest at rates of 3.47%—5.56% as of December 31, 2016. Interest expense on obligations under capital leases in 2016, 2015 and 2014 totaled $144 thousand, $144 thousand and $178 thousand, respectively.

Note 8

Accrued severance and other benefits

a.     In Switzerland

The Company maintains retirement savings plans for its employees as required by law at each of its locations. With the exception of Switzerland, these plans are defined contribution plans and as such no obligation exists for the Company over and above the contributions which are made during the year concerned. In Switzerland, the plan qualifies as a defined benefit plan. The pension plan provides benefits upon retirement based upon the amount held in the fund at retirement.

The Company used the year-end date, December 31 as the measurement date for the Swiss pension plan.

Assumptions

The assumptions used to determine the pension plan obligation and net periodic benefit cost are as follows:

	2016	2015
Discount rate at 1.1	0.90%	1.00%
Expected return on plan assets at 1.1	2.50%	2.50%
Discount rate at 31.12	0.70%	0.90%
Expected return on plan assets at 31.12	1.50%	2.50%
Future salary increases at 31.12	1.00%	1.00%
Future pension increases at 31.12	0.00%	0.00%
Expected average remaining working lives in years at 31.12	9.3	9.4

The discount rate used to measure the pension benefit obligation is based on market yields of high quality corporate bonds at the measurement date. The average duration of the pension obligations in the Company plan is approximately 19 years (2015: 19 years).

As of December 31, 2016 and 2015, the pension plan had 9 and 7 active participants, respectively, and no pensioners.

The net periodic benefit cost for the pension plan for the years ended December 31, 2016 and 2015 was as follows:

	Defined Benefit Pension Plan
	December 31,	December 31,
USD in thousands	2016	2015
Net periodic benefit cost
Service cost	200	208
Interest cost	20	12
Expected return on plan assets	(37)	(22)
Actuarial loss recognized in current year	49	14
Prior service cost / (credit) recognized in current year	(12)	—
Amortization of transition obligation	10	10
Net periodic benefit cost	230	222

The changes in the pension benefit obligation and the fair value of plan assets and the funded status of the plan for the years ended December 31, 2016 and 2015 were as follows:

	Defined Benefit Pension Plan
	December 31,	December 31,
USD in thousands	2016	2015
Change in projected benefit obligation
Benefit obligation at beginning of period	1,949	707
Interest cost	20	12
Current service cost (employer)	200	208
Plan participants contributions	152	141
Prior service cost (credit)	(384)	(114)
Benefits (paid) deposited	89	592
Actuarial changes	99	409
Other	1	(6)
Benefit obligation at end of period	2,126	1,949

Change in the fair value of plan assets
Fair value of plan assets at beginning of period	1,268	441
Actual return on plan assets	2	(44)
Employer contributions	152	141
Plan participants contributions	152	141
Benefits (paid) / deposited	89	589
Other	1	—
Fair value of plan assets at end of period	1,664	1,268
Funded status at end of period	(462)	(681)

The net amount recognized in the balance sheet as of December 31, 2016 and 2015 was as follows:

	Defined Benefit Pension Plan
USD in thousands	December 31, 2016	December 31, 2015
Amounts recognized in the statement of financial position
Projected benefit obligation	(2,126)	(1,949)
Fair value of plan assets	1,664	1,268
Funded status over- (underfunding)	(462)	(681)
Current liabilities	—	—
Non-current liabilities	(462)	(681)

	Defined Benefit Pension Plan
USD in thousands	December 31, 2016	December 31, 2015
Amounts recognized in accumulated other comprehensive income
Net loss (gain)	745	660
Prior service cost (credit)	(487)	(114)
Transition obligation	37	48
Amounts recognized in accumulated other comprehensive income	295	594

Estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

USD in thousands	2016
Year:
2017	5
2018	7
2019	10
2020	13
2021	163
2022—2026	297

Estimated contributions to the defined benefit pension plan in 2017 by the Company are $80 thousand. The Company contributes 50% of the total cost with the employee contributing the other 50%.

Plan Assets

The plan was started in 2014 and is managed by AXA Winterthur Insurance. AXA Winterthur invests the funds and provides a return each year for the plan, which is fixed by the trustee of the plan after taking into account the statutory minimum interest rate for pension fund plans. The assets are invested into insurance contracts that provide for guaranteed returns. As of December 31, 2016 and 2015, plan assets totaled $1,664 thousand and $1,268 thousand, respectively. See also the table above showing the amounts recognized in the statement of financial position.

In accordance with ASC 715, the initial net liability that was established during the year ended December 31, 2014 was recorded in accumulated other comprehensive income and is being amortized in equal installments over the expected remaining service life of employees, which is approximately 9.3 years (2015: 9.4 years) as of December 31, 2016.

b.     In Israel

Israeli law generally requires the payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The severance pay liability of the Israeli Company to its employees is recorded as if it was payable at each balance sheet date on an undiscounted basis, based upon the number of years of service and the latest monthly salary. This liability is partly covered by regular deposits with recognized pension funds, deposits with severance pay funds and by purchases of insurance policies. Under labor agreements, these deposits and insurance policies, as above, are in the employees’ names and are, subject to certain limitations, the property of the employees.

The severance pay liability covered by the pension funds and by some of the insurance policies is not reflected in the balance sheets as the severance pay risks have been irrevocably transferred to the pension funds and insurance companies.

Most of the Israeli employees agreed to section 14 of the Severance Compensation Act, 1963 (section 14) in their labor agreements. Pursuant to section 14, the Israeli Company’s employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments in respect of those employees and as such the Company may only utilize the insurance policies for the purpose of disbursement of severance pay. The subsidiary has recorded a severance pay liability for the amount that would be paid if certain of its employees were terminated at the balance sheet date, in accordance with Israeli labor law. This liability is computed based upon the number of years of service multiplied by their monthly salary.

Expenses in respect of severance in 2016, 2015 and 2014 amounted to $317 thousand, $238 thousand and $316 thousand, respectively.

The Israeli Company expects to contribute approximately $109 thousand in the year ending December 31, 2017 to insurance companies in connection with its severance liabilities for its operations for that year.

The Israeli Company expects to pay $88 thousand in future benefits to its employees from 2017 to 2026 upon their normal retirement age. The amounts of such future benefits were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their retirement. These amounts do not include amounts that might be paid to employees that will cease working for the Company before their normal retirement age.

Year	USD in thousands
2017	0
2018	7
2019	12
Thereafter (through 2026)	69

c.      In the U.S.

The U.S. subsidiaries have a 401(k) plan covering substantially all domestic employees. Participants may elect to defer a portion of their eligible compensation. Participants are fully vested in all contributions they make to the plan. The U.S. subsidiaries currently match 50% of contributions up to 6% with vesting annually over a three year period. Contributions by the U.S. subsidiaries are made per the requirements of the 401(k) plan. The U.S. subsidiaries’ contributions for 2016, 2015 and 2014 were approximately $725 thousand, $610 thousand and $601 thousand, respectively.

Expenses in respect of severance in 2016, 2015 and 2014 amounted to $230 thousand, $78 thousand and $130 thousand, respectively.

Note 9

Commitments, contingent liabilities and pledges

a.     Commitments

Operating lease commitments

The Company leases office space and equipment under operating lease agreements. Those leases will expire on different dates between 2018 and 2021, some with options to renew for additional five year periods. The lease payments are denominated in different currencies depending on the location. In order to secure liabilities of the lease payments to a landlord, the Israeli Company has registered in 2012 a bank guarantee in the amount of 3 months of rental expenses of approximately $78 thousand.

The minimum projected lease payments under operating leases, at rates in effect at December 31, 2016, are as follows:

Year ending December 31	USD in thousands
2017	2,798
2018	2,730
2019	1,331
2020 and thereafter	1,236
Total	8,095

Rental expenses totaled $2,648 thousand, $2,602 thousand and $2,421 thousand in 2016, 2015 and 2014, respectively.

b.     Litigation

1)    In June 2000, two pharmaceutical companies filed a summary procedure statement of claim in the District Court of Tel Aviv, Israel against the Israeli Company. In November 2006 and July 2011, judgments were given, ordering the Company to pay the plaintiffs a total amount of approximately $4.6 million which includes Value Added Tax (VAT), interest, currency adjustments and attorney fees. As of December 31, 2011, the Company paid the total amount to the plaintiffs.

The Company appealed the Tel Aviv District Court’s decision and a hearing in the Israel High Court of Justice took place in September 2013. A decision on the appeal was suspended while the parties attempted court-ordered mediation. The mediation process was unsuccessful and the High Court of Justice was requested to rule. The parties received the decision in June 2015 reversing, in great part, the District Court’s decision and entitling the Company to a refund from the plaintiffs in the approximate amount of $3.75 million. Concentrated efforts are underway to reclaim these funds from the plaintiffs. A recovery of $373 thousand was recorded in the Company’s financial statements as of December 31, 2016 in legal settlements and other (income) expenses.

In addition, an amount of approximately $1.6 million, which was restricted by various bodies/authorities in connection with the proceedings was released and returned to the Company in 2015.

2)    In November 2007, a former executive of the Company filed a financial claim against the Israeli Company in the amount of approximately $400 thousand together with interest and currency adjustment. In addition to the financial claim, the plaintiff appealed for royalties and options. In July 2009, a corrected claim was filed and the plaintiff has raised its claim to approximately $2.5 million in addition to his claim for royalties and options. The Israeli Company filed a defense in October 2009.

In 2014, the labor court ruled in favor of the Israeli Company awarding the former executive only a small fraction of the requested damages and the amount of approximately $120 thousand due was paid. The executive appealed the decision and the Company counter-appealed. A hearing on the matter was held on October 27, 2015 and the court upheld the lower court’s decision in its entirety. This former executive filed two new matters alleging similar claims in November 2016: one a labor matter and the other seeking patent royalties. The Company has moved to dismiss both cases and believes there is no significant exposure, but due to the early stage of the process the outcome is still unclear.

3)    Following a refund claim from an insurance company and a counter claim by the Company to that insurance company for unpaid services, the parties initiated an arbitration process. Arbitration occurred in August 2015. In March 2016, an arbitrator from the International Centre for Dispute Resolution issued a material adverse decision against the Company, relating to its dispute with a private health insurer over billing and payment practices. The arbitrator found the Company liable for damages for the years 2009—2010 in the approximate amount of $18.7 million plus six percent per annum simple pre-judgment interest from January 2013 which totaled over $21.0 million. This amount was to be reduced by approximately $0.7 million in offsets which had been previously taken. The Company ultimately settled with the healthcare insurer for $13.0 million. As part of the settlement the Company dismissed the insurance company from another pending case. The settlement was paid in July 2016 and the matter has been dismissed from the court with prejudice. See note 3, 9c.

4)    A Qui Tam (Whistleblower) action filed under seal in 2013 was unsealed and served upon the Company at the end of 2014. The U.S. federal government and the State of Texas declined to participate in this claim. This matter was settled between the Company and the Relator (Whistleblower), on behalf of the federal and state governments in June 2016, for $12.75 million subject to final approval by the federal government payors, Medicare, TriCare and the Veterans Administration and the state healthcare programs. The approvals were received, payment was made to the U.S. Federal Government and the federal claims were dismissed with prejudice in March 2017. The remaining state claims amounting to approximately $50 thousand will be paid from the approved settlement value once the states determine how they wish to divide up the settlement sum. Upon completion of these payouts, the State Medicaid counts in the Amended Complaint will be dismissed as well. Final payment and dismissal of the state claims is expected to be complete before the end of the second quarter of 2017.

5)    In 2014, the Company released its former CFO for cause. In 2015, the former executive filed an action with the Israeli labor court on a theory of wrongful termination and demanded his notice pay as well as other damages amounting to approximately $250 thousand. The parties engaged in mediation in May 2016 and reached a confidential settlement significantly below the demanded amount. The case is now concluded and the matter dismissed from the courts with prejudice.

6)    Shareholders in the sale of Flexlife, Inc., filed a Notice of Arbitration in January 2016, alleging that LifeWatch Services, Inc. breached the Stock Purchase Agreement (SPA) and demanding $5.5 million in liquidated damages. LifeWatch answered the allegations and believes there is no significant exposure due to the fact that the Company had a legitimate right to withdraw from the INR market under the terms of the SPA (see also note 3, 5a and 17a). Due to the early stage of the process, the outcome is still unclear. At this point in time, the arbitration is not proceeding due to the shareholders’ inaction.

The Company’s management, based on the advice of its legal counsel, believes that no provisions needed to be made in the financial statements for items 1, 2, 5 and 6 above.

c.      Provision for repayments

Net patient service revenue is reported at estimated net realizable amounts from patients, third-party payors, and others for services rendered and include estimated revenue adjustments due to audits, reviews, and investigations performed by payors. Such revenue adjustments are recorded in the period in which amounts due to contingent claims materialized and are further adjusted in future periods as adjustments become known or as years are no longer subject to such audits, reviews, and investigations. In March 2016, an arbitrator from the International Centre for Dispute Resolution issued a material adverse decision against the Company, relating to its dispute with a private health insurer over billing and payment practices. The arbitrator found the Company liable for damages for the years 2009—2010 in the approximate amount of $18.7 million plus six percent per annum simple pre-judgement interest from January 2013. This amount will be reduced by approximately $0.7 million in offsets which have been previously taken. See note 3, 9b.

As of December 31, 2016 and 2015, the amount of provision for repayments was $0 thousand and $22,284 thousand, respectively.

Note 10

Shareholders’ equity

a.     Share capital

1)    Share capital

The Company’s ordinary shares confer upon their holders voting rights, the right to receive dividends, if declared, and any amounts payable upon the dissolution, liquidation or winding up of affairs of the Company.

In 2016 the Company increased the registered share capital by issuance of 4,994,019 shares of CHF 1.30 par value. The capital increase provided to the Company net proceeds of approximately CHF 43.8 million, net of related issuance costs of CHF 1.1 million.

In addition, the Company issued 10,300 shares (2015: 25,124 shares) in respect of the exercise of options under the terms of conditional capital.

As of December 31, 2016, the registered share capital of the Company is composed of 18,477,869 shares of CHF 1.30 par value.

2)    Conditional capital

As of December 31, 2016, the share capital of the Company may be increased through the issuance of no more than 1,000,000 registered shares of CHF 1.30 par value each, to be fully paid up, by an amount of no more than CHF 1,300,000.

b.   Treasury shares

The Board of Directors resolved that the Company may purchase its own shares up to 10% of its share capital.

The treasury shares are exempt from voting.

A reconciliation of opening and closing balances of the number of treasury shares (in thousands) is presented on the right:

Year ended December 31	2016	2015	2014
Balance outstanding at beginning of year	16	52	52
Issue of treasury shares (note 10e)	(3)	(36)	—
Balance outstanding at end of year	13	16	52

c. Warrants

1) Total compensation charged in respect of the warrants during 2016, 2015 and 2014 amounted to $0 thousand, $0 thousand and $12 thousand, respectively, and was recorded as advisory expenses in general and administrative expenses. The fair value of each warrant granted is estimated on the date of grant using the Black-Scholes option pricing model.

During the year ended December 31, 2014, 17,183 warrants to service providers were exercised. No warrants were exercised during the years ended December 31, 2016 and December 31, 2015.

2) Warrants granted to service providers:

Year ended December 31, 2014	Number of warrants	Weighted average exercise price
Outstanding at beginning of year	47,500	$5.86
Changes during the year:
Cancelled	30,317	$5.98
Exercised	17,183	$5.66
Outstanding at end of year	0	$0
Exercisable at end of year	0	$0

d. Stock-based compensation plan

Description of stock-based compensation plan for Board members Members of the Board of Directors were remunerated in Restricted Share Units (RSU’s) for their activities as a board member in 2014/2015 and 2015/2016. This remuneration is shown in the table below. The Company calculates the fair value of the shares at the transfer date and records the related compensation expense over the requisite service period, which is AGM to AGM. Total compensation expense recorded in 2016, 2015 and 2014 was $190 thousand, $537 thousand and $254 thousand, respectively.

Fair Value of RSU’s

Year ended December 31, 2015	Number of warrants	Fair value (*)
Non-vested at beginning of year	12,878	141
Changes during the year:	—	—
Granted	—	—
Vested	12,878	141
Non-vested at end of year	—	—

(*) grant-date fair value per unit is $10.92.

It was originally intended that the board would be compensated in RSU’s for their activities as a board member in 2015/2016 and beyond but the shareholders rejected the board compensation for 2015/2016 at the 2015 AGM held in April 2016. As a result of this shareholder decision, the Board of Directors is now being remunerated entirely in cash. More information on Board Compensation can be seen in the Compensation Report on pages 74 to 88 of this annual report. The AGM rejection of the board compensation for 2015/2016 resulted in the cancellation of awards previously issued, and the awards were subsequently replaced by cash awards totaling $310 thousand. Because the fair value of the cash awards was less than the fair value of the RSUs initially awarded, no additional compensation expense was recorded, and the amount of the cash compensation was deducted from paid-in share capital including premium.

Description of stock-based compensation plan for the Executive Management Team Members of the Executive Management Team received a portion of their annual variable compensation in Performance Share Units (PSU’s) for their activities in 2014 and 2015. No variable compensation has been allocated for 2016.

The 2014 and 2015 PSU’s were granted in 2016 and are shown in the table below. The Company calculates the fair value of the PSU’s at the grant date and records the related compensation expense over the requisite vesting period, which is typically from the day after the approval of the variable compensation by the shareholders meeting until December 31 of the year 3 years after the year to which the grant relates. Based on the expectation that the performance criteria will not be met and the 2015 PSU’s will not vest, the fair value of the 2015 PSU’s is zero as at December 31, 2016. Total compensation expense recorded in 2016 was $147 thousand (2015: $0).

	December 31, 2016
	Number of shares	Fair value
Non-vested at beginning of year	—	—
Changes during the year:
Granted	31,018	308,146
Vested	—	—
Non-vested at end of year	31,018	308,146

e. Stock option plans

1)    In 2012, the Board of Directors of the Company adopted a new share option plan, governed by terms and conditions similar to those that governed of the previous plans.

As of December 31, 2014 according to the Company’s shareholders resolutions, under the current capital structure of the Company and according to this new share option plan or further share option sub-plans to be adopted by the Company in the future, there were no options to grant.

2)    The options mentioned above were not marketable and usually vested as follows: 25% — within one year from date of grant and the rest in 12 equal quarterly installments.

Options not exercised within 10 years from the date of grant would expire. The rights of the shares obtained upon exercise of the options would be identical to those of the other shares of the Company. The Board of Directors had authority to approve deviations from the terms of the plan.

3)    The options granted to the Israeli employees under the aforementioned plans were subject to the terms stipulated by Section 102 of the Israeli Income Tax Ordinance.

With regard to options granted up to December 31, 2002, the Company was allowed to claim as an expense for tax purposes the amount credited to the employees as a benefit upon sale of the shares allotted, upon the exercise of the option.

As from January 1, 2003, in accordance with the Capital Gain route chosen by the Company and pursuant to the terms thereof, the Company was not allowed to claim, as an expense for tax purposes, the amounts credited to employees as a benefit, including amounts recorded as salary benefits in the Company’s accounts.

4)    No options to employees were granted during the years ended December 31, 2016, 2015 and 2014.

5)    There is no unrecognized compensation cost of employee stock options at December 31, 2016.

6)    Total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2016, 2015 and 2014 was $51 thousand, $229 thousand and $1,040 thousand, respectively. Of the $51 thousand received in 2016, $10 thousand relates to employee stock option exercises settled through the issuance of treasury shares, which resulted in a loss of $7 thousand.

	2016		2015		2014
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
		price		price		price
	Number	USD	Number	USD	Number	USD
Options outstanding at beginning of year	12,800	$3.33	37,924	$7.35	275,672	$5.94
Options granted during the year — at market price	—	—	—	—	—	—
Options exercised during the year*	(12,800)	$3.33	(25,124)	$9.40	(193,045)	$5.43
Options expired and forfeited during the year	—	—	—	—	(44,703)	$6.97
Options outstanding at end of year	—	—	12,800	$3.33	37,924	$7.35
Options exercisable at end of year	—	—	12,800	$3.33	37,086	$7.32
Weighted average fair value of options granted during the year		—		—		—

* The total intrinsic value of options exercised during the years ended December 31, 2016, 2015 and 2014, was $157 thousand, $145 thousand and $991 thousand, respectively.

f. Dividends

1)    According to Swiss law, retained earnings, as disclosed in the statutory financial statements of the Company, may be distributed to the shareholders as dividends, except for 5% percent of the net profit per year which must be allocated to the Company’s general reserves until such reserves reach twenty percent of the paid in share capital. The general reserve can be freely used to the extent that it exceeds half of the share capital.

2)    As of December 31, 2016, the Israeli Company’s accumulated deficit includes accumulated earnings from its approved enterprises in the amount of $15.7 million distribution of which as cash dividend would entail payment of tax in Israel at the rate of up to 25%.

The Company intends to permanently reinvest the amounts of such retained earnings, and it does not intend to cause distribution of such income as cash dividends.

Note 11

Taxes on income

a.   The Company

General Corporate Tax System

Switzerland levies corporate income taxes at different levels: the federal, the cantonal and communal level. Therefore, a tax resident company is generally subject to taxes at all levels. The overall effective tax rate largely depends on the yield (cantonal and communal tax rates are generally progressive), the place of business, the level of taxable capital in the company and whether the company qualifies for a privileged tax status at cantonal and communal level (holding company, domiciliary company or mixed company).

Because of the great autonomy of the cantons and the related decentralized structure of the Swiss tax system, administration of the income taxes is the responsibility of each of the 26 cantons. The cantons also administer the direct federal tax on behalf of the federal government.

The Swiss Federation levies direct federal income tax at a flat rate of 8.5% on after tax profits. Since Swiss corporations may deduct all federal as well as cantonal and communal taxes in the year in which they are due or paid, the effective tax rate on profit before tax is 7.83%. Regarding cantonal and communal income tax, each canton has its own tax law and levies cantonal and communal taxes at different rates. The basis for determining the taxable income of corporate entities is the net income reported as per the statutory accounts. This means that in principle all types of income, including capital gains, are part of taxable income.

For qualifying dividend income and qualifying capital gains on the sale of investments a participation exemption is available which leads to a tax exemption of the respective income or at least to a significant reduction of tax on this type of income.

For dividend income purposes a qualifying participation is defined as either (i) a participation of at least 10% of the equity (capital stock) or a company, or (ii) a participation of at least 10% of profits and the reserves of another company, or (iii) a participation with a current market value of at least CHF 1 million. There is no holding period requirement for dividend income purposes.

The participation deduction is also available for capital gains on the sale of qualifying participations when the sold participations make up at least 10 percent of the stock or share capital or at least 10 percent of the profits and the reserves of another company, and when this investment was in the possession of the corporation or cooperative for at least one year; if the ownership interest falls below 10 percent as a result of the sale, the discount for each subsequent capital gain can only be claimed if the participation rights at the end of the tax year had a market value of at least one million francs before the sale.

Capital taxes are levied on the cantonal level only (there is no capital tax at the federal level). The cantons levy capital tax on the net equity of a legal entity (i.e. share capital, legal reserves, other reserves, inappropriate retained earnings and any provisions that have not been allowed as deductions).

The Company in particular

The Company qualifies for the Swiss holding privilege. For a Swiss holding company to qualify for tax relief at cantonal level, three tests must generally be met. Firstly, the primary purpose of the company must be to hold and manage long-term equity investments in affiliated companies. Secondly, the company must not engage in a commercial activity in Switzerland. Thirdly, the company must pass an alternative asset or income test, whereby either 2/3 of the company’s total assets must consist of substantial shareholdings or participations or 2/3 of total income of the company must consist of dividend income from substantial shareholdings or participations.

As the Company meets the requirements of a holding company, no income taxes are levied at the cantonal level.

At the federal level, no special holding privilege is granted. Accordingly, all income is subject to an effective federal income tax rate of 7.83%. However, dividend income derived from and capital gains realized on the disposal of qualifying participations are subject to a participation deduction.

As a holding company the Company is exempt from cantonal and communal corporate income tax. There is a complete exemption on income from dividends, interest, royalties, capital gains etc. This general rule has a few exceptions: any income or capital gain generated from real estate in Switzerland is subject to ordinary taxation; income for which treaty relief is obtained must be subject to ordinary taxation if required by the relevant tax treaty.

In the canton of Zug the capital tax equals to 0.02 per mille of the taxable equity with a minimum of CHF 250.00, multiplied by the current cantonal and communal multiplier (2016: Canton and City of Zug: 149.586%). The equity consists of paid-in equity (share capital, original stock or capital), participation capital, declared and hidden reserves created from taxed profits as well as retained earnings. At the minimum, the paid-in equity, including the paid-in participation capital, is taxable.

b.   Subsidiaries and affiliated companies

1)    LWT Israel

The income of the Israeli Company is taxed in Israel at the regular rate.

In January 2016, the Law for the Amendment of the Income Tax Ordinance (No. 216) was published, enacting a reduction of corporate tax rate beginning in 2016 and thereafter, from 26.5% to 25%.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing a gradual reduction in corporate tax rate from 25% to 23%. However, the law also included a temporary provision setting the corporate tax rate in 2017 at 24%. As a result, the corporate tax rate will be 24% in 2017 and 23% in 2018 and thereafter.

Deferred taxes were calculated based on the tax rates expected to be in effect when the related deferred income tax asset is realized or the deferred income tax liability is settled.

2)    U.S. Subsidiaries

Income derived from operations of the U.S. subsidiaries is taxed at regular federal tax (34%) and state tax (combined rate of 3.0%) rates. On October 26, 2006, LifeWatch Corp. was formed by the contribution of the two operating companies, LifeWatch Services, Inc. and LifeWatch Technologies, Inc. Under IRC section 1502, LifeWatch Services, Inc. was deemed the acquiring company and as such the LifeWatch Technologies, Inc. results from October 27, 2006 forward will be included in the LifeWatch Corp’s consolidated tax return. On November 9, 2015 LifeWatch Services, Inc. acquired the stock of FlexLife Health, Inc. Results from the acquisition date forward will be included in the LifeWatch Corp. consolidated tax return.

3)    LifeWatch Europe AG

LifeWatch Europe AG is subject to ordinary taxation, as described in note 11a above.

4)    Other Subsidiaries

The other subsidiaries are taxed under the laws and applicable tax rates of their countries of residence.

c.   Carryforward tax losses

The Company has carryforward tax losses as of December 31, 2016 and 2015 in the amounts of approximately $55 million and $48 million, respectively. Tax losses may be carried forward for a maximum of 7 financial years. These carryforward losses expire between 2017 and 2023. As of December 31, 2016 and December 31, 2015, the Company estimates that it will not utilize the deferred taxes related to these carryforward tax losses and thus has recorded a full valuation allowance thereon.

The U.S. subsidiaries have carryforward tax losses, as of December 31, 2016 and 2015 in the amounts of approximately $39 million and $37 million, respectively that may be used to offset future taxable income. These carryforward losses expire between 2023 and 2036. As of December 31, 2016, a valuation allowance of approximately $85 thousand was recorded with respect to the FlexLife Health, Inc acquired tax losses subject to the IRC Section 382 limitation.

The Israeli Company has carryforward tax losses as of December 31, 2016 and 2015 in the amount of approximately $70 million and $66 million, respectively that may be used to offset future taxable income. These carryforward tax losses can be utilized indefinitely. In addition the Israeli Company has carryforward capital tax losses as of December 31, 2016 and 2015 in the amount of approximately $4.4 million. As of December 31, 2016 and December 31, 2015, the Israeli Company estimates that it will not utilize the deferred taxes related to these carryforward tax losses and capital tax losses, and thus has a full valuation allowance thereon.

d. Deferred income taxes

Composition of deferred taxes is as follows:

USD in thousands	December 31, 2016	December 31, 2015
Computed in respect of the following:
Accrued related party interest	1,490	2,094
Carryforward tax losses	37,157	44,272
Reserve for accounts receivable (including provision for repayment and settlement)	7,210	3,804
Unrealized gain	5,323	6,362
Property and equipment	(2,591)	(5,176)
Research and development expenses	1,252	1,617
Intangible assets	(4,111)	(4,304)
Other	699	1,167
Subtotal	46,429	49,836
Less — valuation allowance	(29,030)	(30,676)
Total	17,399	19,160
Deferred taxes are included in the balance sheet as non-current asset	17,399	*19,160

* Reclassified.

Deferred tax assets of $13,142 thousand were classified as current in the prior year but have been reclassified to noncurrent with the Company’s early adoption of ASU 2015—17.

e. (Loss) income before taxes is composed as follows

USD in thousands	2016	2015	2014
Domestic	(8,177)	(7,312)	(8,139)
Foreign	(889)	(8,305)	7,951
Total	(9,066)	(15,617)	(188)

f. Tax benefit (expense) included in the income statements

1)    As follows:

USD in thousands	2016	2015	2014
Current
Domestic	—	—	(771)
Foreign:
U.S. subsidiaries	(119)	—	—
Israeli Company	(783)	(30)	(83)
Other subsidiaries	(61)	(126)	(49)
Subtotal	(963)	(156)	(903)
Deferred taxes
U.S. subsidiaries	(1,761)	4,615	(1,637)
Total	(2,724)	4,459	(2,540)

2)    A reconciliation of the theoretical tax expense, assuming all income is taxed at the regular rates applicable to income of the top holding company in Switzerland (see 11a above) and the actual tax expense is as follows:

USD in thousands	2016	2015	2014
(Loss) before taxes on income	(9,066)	(15,617)	(188)
Theoretical tax benefit at 7.83% in 2016, 2015 and 2014	710	1,223	15
(Increase) decrease in tax arising from different tax rates applicable to non-Swiss subsidiaries	(4,374)	523	(10,892)
Increase in taxes resulting from permanent differences	(310)	(94)	(191)
Increase (decrease) in uncertain tax position	(150)	(30)	—
Withholding tax	(633)	—	(855)
Changes in valuation allowance	1,646	2,129	9,707
Unrealized gain	329	1,088	(92)
Other — net	58	(380)	(232)
Tax (expense) benefit for the reported years	(2,724)	4,459	(2,540)

g.      Tax assessments

1)    The Company received final tax assessments up to and including financial year 2014.

2)    The Israeli Company received final tax assessments up to and including financial year 2012.

3)    U.S. subsidiaries received final federal tax assessments up to and including financial year 2009. The U.S. Company is under IRS examination for the year 2013. As of December 31, 2016, the Company’s management cannot evaluate the impact of this examination.

h.     Uncertain tax positions (UTP)

Following is a roll-forward of the total amounts of the Company’s unrecognized tax benefits at the beginning and the end of the years ending on December 31, 2016, 2015 and 2014 (not including interest or penalties):

	Year ended December 31
USD in thousands	2016	2015	2014
Balance at beginning of year	30	15	15
Increase in unrecognized tax benefits as a result of tax positions taken during the year	150	30	—
Decrease in unrecognized tax benefits as a result of closed tax positions during the year	—	(15)	—
Balance at end of year	180	30	15

Note 12

Supplementary financial statement information

a.     Accounts receivable

1)    Trade receivables, classified by geographical markets, are as follows:

USD in thousands	December 31, 2016	December 31, 2015
United States and Canada	12,050	10,904
Europe	57	22
Asia	—	654
Total	12,107	11,580
The above trade receivables are net of provision for doubtful accounts of	6,115	5,564

Doubtful account expenses in the amount of $5,362 thousand, $4,548 thousand and $5,179 thousand in 2016, 2015 and 2014, respectively, are included in general and administrative expenses.

2)    Other receivables are as follows:

USD in thousands	December 31, 2016	December 31, 2015
Government institutions	243	163
Prepaid expenses	1,121	565
Advance payments	464	225
Sundry	49	742
Total	1,877	1,695

b. Inventories

USD in thousands	December 31, 2016	December 31, 2015
Raw materials	741	1,668
Finished products and products in process	370	82
Total	1,111	1,750

Inventory write-off expenses in the amount of $1,346 thousand, $1,584 thousand and $1,388 thousand in 2016, 2015 and 2014, respectively, are included in cost of sales of systems.

c.  Marketable securities

The marketable securities are presented in the balance sheets as follows:

USD in thousands	Amortized cost December 31, 2016	Aggregate fair value December 31, 2015
Collateralized Debt Obligation — held to maturity	—	52

In 2016 a write-off of $52 thousand of marketable securities that were held to maturity was recorded.

No marketable securities were sold during 2016, 2015 and 2014.

d. Accounts payable and accruals — other

USD in thousands	December 31, 2016	December 31, 2015
Payroll and related expenses	3,500	3,313
Accrued vacation and recreation pay	1,940	1,876
Accrued expenses	2,598	5,673
Income tax payable	278	262
Deferred revenues	2,693	2,398
Sundry	471	164
Total	11,480	13,686

e.    Financial (expenses) income, net

Financial (expenses) income, net are comprised of the following:

	Year ended December 31
USD in thousands	2016	2015	2014
Interest expenses	(943)	(3,737)	(439)
Interest income	55	61	9
Foreign exchange differences	(400)	(218)	(25)
Other	(89)	(30)	(29)
Total	(1,377)	(3,924)	(484)

Note 13

Fair value measurement

Financial assets carried at fair value as of December 31, 2016 are classified in the table below under the category of Level 1, described in note 2r.

USD in thousands	December 31, 2016	December 31, 2015
Cash and cash equivalents Money market	—	3,608
Cash deposits and other	21,376	3,792
Total	21,376	7,400

Note 14

Risk assessment

Risk assessment is a crucial component of any financial planning process. Financial risk assessment and managing that risk is an integral part of the Company processes. The Company provides guidance on the identification of risks and implementation of monitoring procedures. Such monitoring procedures contain regular review of accounting policy assessment including changes in accounting policy, significant accounting matters and items requiring significant management judgment and estimates. The implementation of accounting policies, the adherence to regulations and the monitoring on a day-to-day risk basis are carried out by the relevant accounting and treasury functions. The Company has established an annual process for preparing a financial risk assessment in the areas of accounting complexity and the overall control environment.

Note 15

Related parties

As of December 31, 2016, LifeWatch AG sublet office space and parking lots in Zug from a company in which a member of senior management is a board member. The contract was concluded at arm’s length and is at market rates; LifeWatch pays the same rent as contracted between the lessee and the landlord, i.e. there is no mark-up or discount. The total rent paid in 2016 was $32 thousand.

Note 16

Segment reporting

a.     The Company’s reportable segments consist of:

Sales of Systems

Development, manufacture and marketing of trans-telephonic and wireless diagnostic equipment for the medical industry.

Mobile Health

Mobile medical device platform designed for self-testing of vital signs for the consumer market.

Patient Services

Cardiac monitoring services of MCT, MCT Patch, Event, Holter, INR and Pacemaker.

The results of operations of all the other operations of the Company not assigned directly to any of the above segments are included in “Other” as part of the Company’s business segment presentation. The operating segments included in “Other” do not meet the quantitative thresholds required for a separate presentation or the aggregation criteria under segment reporting guidance.

The table below presents information about reported segments.

USD in thousands	Sales of	Mobile	Patient		Reconciling	Consolidated
For the year 2016:	Systems	Health	Services	Other	items	total
Revenues from external customers	(550)	—	114,382	—	—	113,832
Inter segments revenues	10,943	—	—	—	(10,943)	—
Total revenues	10,393	—	114,382	—	(10,943)	113,832
Operating (loss) income	(9,487)	—	6,237	(5,747)	1,325	(7,672)
Depreciation and amortization	1,063	—	19,764	62	(11,072)	9,817
Goodwill	—	—	14,976	—	—	14,976
Capital investments	738	—	20,215	56	(9,415)	11,594
Total assets	104,307	—	91,648	27,291	(131,289)	91,957
For the year 2015:
Revenues from external customers	1,067	—	87,561	—	—	88,628
Inter segments revenues	8,389	—	—	—	(8,389)	—
Total revenues	9,456	—	87,561	—	(8,389)	88,628
Operating (loss) income	(2,095)	—	(8,373)	(5,284)	4,091	(11,661)
Depreciation and amortization	516	—	19,356	40	(11,871)	8,041
Goodwill	—	—	15,859	—	—	15,859
Capital investments	797	—	16,001	66	(7,421)	9,443
Total assets	107,422	—	103,006	2,522	(133,630)	79,320
For the year 2014:
Revenues from external customers	2,325	20	96,126	—	—	98,471
Inter segments revenues	13,118	2	—	—	(13,120)	—
Total revenues	15,443	22	96,126	—	(13,120)	98,471
Operating (loss) income	7,681	(4,789)	5,283	(7,005)	(870)	300
Depreciation and amortization	400	—	16,350	—	(11,101)	5,649
Goodwill	—	—	14,976	—	—	14,976
Capital investments	680	—	19,100	197	(11,465)	8,512
Total assets	103,456	—	82,901	2,522	(119,895)	68,984

b.     The table below shows revenues and long-lived assets classified by geographical location of the customers

USD in thousands	Revenues		Long-lived assets
Year ended December 31, 2016:
United States and Canada	114,382		17,022
Europe	25		333
Asia	(575	)*	—
Other	—		1,006
	113,832		18,361
Year ended December 31, 2015:
United States and Canada	87,563		14,700
Europe	—		318
Asia	1,047		—
Other	18		1,330
	88,628		16,348
Year ended December 31, 2014:
United States and Canada	96,126		13,583
Europe	77		270
Asia	1,960		—
Other	308		1,069
	98,471		14,922

* In 2016, revenue was negative due to a customer return of merchandise of $608 thousand.

c.      The table below shows revenues of customers comprising more than 10% of revenue

	Year ended December 31
USD in thousands	2016	2015	2014
Revenue company A (services segment)	37.5%	44.6%	39.4%
company B (services segment)	12.6%	12.1%	13.1%

Note 17

Subsequent events

a.     On January 9, 2017, the Company announced its decision to cease offering remote patient monitoring services in the area of INR coagulation measurement market for commercial business reasons effective February 20, 2017. As described in note 5a, the assets related to the INR business were written off in 2016.

The sellers of FlexLife initiated an arbitration action against LifeWatch Services, Inc., the U.S. subsidiary of LifeWatch AG on January 5, 2017, seeking $5.5 million in liquidated damages for an alleged default on the terms of the initial purchase agreement. LifeWatch steadfastly denies having defaulted on the initial purchase agreement and intends to vigorously defend its decision to withdraw from the INR market. LifeWatch is also exploring all options in regard to its response to the arbitration action, including bringing its own counterclaims against the seller — see note 5a and 9.

b.     On January 24, 2017, Swiss company Aevis Victoria SA (Aevis) launched a public offer for all publicly held registered shares of LifeWatch AG. LifeWatch shareholders can opt for an exchange offer or a cash alternative. For each registered share of LifeWatch, it is foreseen that Aevis will offer 0.1818 registered share of Aevis with a nominal value of CHF 5.00. Alternatively, Aevis offers CHF 10.00 in cash per registered share of LifeWatch. The exchange offer in registered shares of Aevis presents a premium of 19.1% compared to the closing price of a LifeWatch share the day before and 19.1% compared to the 60 day VWAP of LifeWatch, respectively.

c.      On February 1, 2017, the Company announced that following the public offer made by Aevis and in the interest of the Company and all shareholders, the Company has decided to solicit additional offers.

d.     On March 8, 2017, the Company announced that all U.S. federal government approvals for the qui tam settlement (see note 9b) have been received and the amount was paid in full. Consequently, on March 6, 2017, the U.S. federal court entered an order dismissing, with prejudice, all claims for U.S. federal government payors, Medicare, TriCare and Veterans Administration healthcare programs.

Additionally, settlement of the dispute regarding the Medicaid programs for four remaining states has been agreed to, in principle, totaling approximately $50 thousand to be paid out of the same agreed settlement amount. The settlement with these states should be completed in the second quarter of 2017.

Note 18

Company structure

The Company structure as of December 31, 2016 and 2015, comprises of subsidiaries and affiliated companies as follows:

							Percentage held at December 31
	Place of incorporation	Purpose of company	Authorized capital		Issued capital		2016%	2015%
LifeWatch Technologies Ltd.	Rehovot, Israel	Research and development, manufacturing and trading	NIS	2,000,000	NIS	1,073,494	100	100
LifeWatch Europe AG	Neuhausen am Rheinfall, Switzerland	Sales & Marketing Europe	CHF	100,000	CHF	100,000	100	100
Card Guard Europe BV	Haarlem, Netherlands	Holding company	EUR	90,756	EUR	19,513	100	100
LifeWatch Services Inc.	State of Delaware, U.S.	Monitoring services	USD	700,000	USD	68,060	100	100
LifeWatch Corp.	State of Delaware, U.S.	Holding company	USD	200,000	USD	90,000	100	100
LifeWatch International BV	Haarlem, Netherlands	Holding company	EUR	100,000	EUR	20,000	100	100
LifeWatch Mobile Holding BV*	Haarlem, Netherlands	Holding company	EUR	1	EUR	1	100	100
Lifewatch Japan Ltd.	Tokyo, Japan	Sales & Marketing	JPY	40,000,000	JPY	40,000,000	80	80
LifeWatch UK Ltd.*	London, United Kingdom	Monitoring services	GBP	1,500,000	GBP	384,001	91.5	91.5
LifeWatch MK Ltd.	Skopje, Macedonia	Software design and Quality assurance		—		—	100	100
LifeWatch Healthcare India Private Limited	Villivakkam, Chennai,India	Monitoring services	INR	2,500,000	INR	100,000	100	100
LifeWatch Turkey Holding AG	Zug, Switzerland	Holding company	CHF	100,000	CHF	100,000	55	55
LifeWatch Saglik Hizmetleri A.S.**	Ankara, Turkey	Monitoring services	TRL	5,688,190	TLR	5,688,190	100	100

* Inactive Company

** Subsidiary of LifeWatch Turkey Holding AG

Report of Independent Auditors

To the Board of Directors of LifeWatch AG:

We have audited the accompanying consolidated financial statements of LifeWatch AG and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, statements of comprehensive (loss) income, statements of changes in shareholders’ equity, and statements of cash flows for each of the three years in the period ended 31 December 2016.

Board of Directors’ and Management’s Responsibility for the Consolidated Financial Statements

The Board of Directors and management are responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LifeWatch AG and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2016 in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers AG

/s/ Dr. Michael Abresch	/s/ Carrie Rohner
Dr. Michael Abresch	Carrie Rohner

Zurich, Switzerland

March 21, 2017

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zürich, Switzerland

Telephone: +41 58 792 44 00, Facsimile: +41 58 792 44 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.